Exhibit 99.1

Newfield Reports Third Quarter 2007 Financial and Operating Results

FOR IMMEDIATE RELEASE

Houston - October 24, 2007 - Newfield Exploration Company (NYSE:NFX) today reported third quarter financial and operating results. Newfield will be hosting its third quarter results conference call at 8:30 a.m. (CDST) on October 25. To participate in the call dial 719-457-2680 or listen through the website at http://www.newfield.com.

For the third quarter of 2007, Newfield reported net income of $83 million, or $0.64 per diluted share (all per share amounts are on a diluted basis). The results reflect the impact of commodity derivative expense of $26 million ($17 million after tax), or $0.12 per share, associated with unrealized changes in the fair market value of open derivative contracts that are not designated for hedge accounting. Without the effect of unrealized commodity derivative expense, net income for the quarter would have been $100 million, or $0.76 per share.

Revenues (including operations in the U.K. North Sea which for financial reporting purposes have been presented as discontinued operations) in the third quarter of 2007 were $424 million. Net cash provided by operating activities before changes in operating assets and liabilities was $288 million. See “Explanation and Reconciliation of Non-GAAP Financial Measures” found after the financial statements in this release.

Newfield’s production in the third quarter of 2007 was 61 Bcfe, which includes approximately 1 Bcfe from the U.K. North Sea.

Highlights

➢
Proceeds from 2007 Asset Sales Surpass $1.8 billion - Year-to-date, asset sales have generated $1.8 billion in proceeds for approximately 420 Bcfe of year-end 2006 proved reserves. Approximately $1.3 billion of the sales were related to domestic assets, the largest of which was the sale of the Company’s Gulf of Mexico shelf assets for $1.1 billion. These sales reduced the full cost pool and the associated domestic DD&A rate. The sale of the U.K. will be recognized as a gain on sale of more than $300 million in the fourth quarter of 2007. In October, Newfield used sales proceeds to repay the $125 million in notes associated with its first senior notes issuance done in 1997. Long-term debt is now $1,050 million.

➢
20-acre Infill Drilling at Monument Butte Exceeds Expectations - Newfield has now drilled nearly 50 wells on 20-acre spacing in its giant Monument Butte Field, located in the Uinta Basin of the Rocky Mountains. Initial production from the 20-acre wells is nearly triple the 2004 acquisition planning model with wells averaging as much as 160 BOPD. Estimated ultimate recoveries of reserves are up 50% to approximately 70,000 barrels per well.

➢
Initial Drilling Successful on Ute Tribe Acreage - Newfield recently completed its first successful well on the Ute Indian Tribe acreage. The well came on-line at 180 BOPD. A rig is now dedicated to drilling wells on this acreage, which encompasses 47,000 acres adjacent to the north boundary of the Monument Butte Field.

➢
Woodford Shale Production Surpasses 150 MMcfe/d - Newfield’s gross operated Woodford Shale production recently reached 150 MMcfe/d, up from 115 MMcfe/d at the end of the second quarter of 2007. Newfield has now spud 134 operated horizontal wells and has an interest in 222 horizontal wells, or 59% of the industry’s 375 horizontal wells drilled in the play to date. Our net interest in the play averages approximately 65% in our core areas.

➢
Newfield Was High-Bidder on 18 Blocks in Recent GOM Lease Sale - Newfield placed high bids on 18 blocks in the most recent lease sale in the Gulf of Mexico. If all bids are awarded by the MMS, Newfield’s net investment in the lease sale will be $35 million. Newfield now controls an inventory of deepwater prospects that will allow the Company to drill 3-4 wells per year for the next several years.

➢
Malaysia Developments on Schedule - In May, the Abu Field offshore Malaysia commenced production and is currently producing 13,000 BOPD (gross). An additional well is being completed with production expected to ramp to 15,000 BOPD (gross) by year-end. The production deck for the Puteri development has been set and a rig is on location for the well tiebacks. First oil sales of 6,000 - 8,000 BOPD gross are expected in early 2008. The East Belumut and Chermingat Fields are expected to begin production in the second quarter of 2008 and will ramp to 15,000 BOPD (gross). Annual Malaysian production is expected to triple in 2008 compared to 2007.

➢
Continued Success Under South Texas JV - Newfield recently drilled its 19th successful well under its joint venture with Exxon-Mobil in South Texas. Production remains above 50 MMcfe/d (gross). Newfield’s interest in this joint venture is approximately 50%. The most recent well, the SKE B-90, had more than 700’ of net gas pay and completion is underway. Newfield has an inventory of 20 ready-to-drill prospects and is currently operating two drilling rigs.

Capital Expenditures
During the third quarter, Newfield invested $477 million. Year-to-date, Newfield has invested $1.5 billion, excluding the $577 million acquisition of Rocky Mountain assets from Stone Energy. Including the acquisition, Newfield expects its full-year 2007 capital expenditures to be approximately $2.5 billion.

Fourth Quarter 2007 Estimates

Natural Gas Production and Pricing The Company’s natural gas production in the fourth quarter of 2007 is expected to be 38 - 42 Bcf (415 - 455 MMcf/d). Realized gas prices for the Company’s Mid-Continent properties, after basis differentials, transportation and handling charges, typically average 75 - 85% of the Henry Hub Index. Based on current prices, Newfield estimates that its realized price for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, will average $0.40 - $0.60 less per MMBtu than the Henry Hub Index. Although Newfield’s Rocky Mountains production is primarily oil, the Company does produce approximately 40 MMcfe/d of natural gas in this region. Recent basis differentials have widened dramatically. Newfield hedged the basis differential associated with 50% of the expected production from the proved producing fields acquired from Stone Energy in the second quarter of 2007. The basis hedges cover the second half of 2007 through 2012 at a weighted average hedged differential of $(1.18) per Mcf. Hedging gains or losses will affect price realizations.

Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the fourth quarter of 2007 is expected to be 1.3 - 1.5 million barrels (14,130 - 16,300 BOPD). Newfield expects to produce approximately 5,200 BOPD (net) from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $13 - $15 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 - $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

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Lease Operating Expense and Production Taxes LOE is expected to be $40 - $45 million ($0.82 - $0.93 per Mcfe) in the fourth quarter of 2007. With the recent divestiture of the Company’s Gulf of Mexico Shelf assets, the major expense portion of LOE is expected to drop significantly. The LOE projection for the fourth quarter includes major expense of approximately $3 million. The drop in LOE per Mcfe will be partially offset by an increase in production taxes per Mcfe now that a significant portion of the Company’s production is onshore and subject to severance taxes. Production taxes in the fourth quarter of 2007 are expected to be $32 - $36 million ($0.66 - $0.75 per Mcfe). Approximately one-third of the production taxes are associated with Newfield’s Malaysian operations.

General and Administrative Expense G&A expense for the fourth quarter of 2007 is expected to be $46 - $51 million ($0.96 - $1.06 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $21 - $23 million. G&A expense includes incentive compensation expense, which depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives. The gain associated with the sale of the U.K. business will increase adjusted net income and result in additional fourth quarter G&A expense of approximately $17 million.

Interest Expense The non-capitalized portion of the Company’s interest expense for the fourth quarter of 2007 is expected to be $20 - $22 million ($0.41 - $0.45 per Mcfe). As of October 24, 2007, Newfield had no borrowings outstanding under its credit arrangements. The remainder of debt consists of three separate issuances of notes that in the aggregate total $1.05 billion in principal amount. Capitalized interest for the fourth quarter of 2007 is expected to be about $8 - $9 million.

Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the fourth quarter of 2007 to be about 35 - 38%. About 65% of the tax provision is expected to be deferred.

The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on Newfield’s web page at http://www.newfield.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through the drilling of a balanced risk/reward portfolio and select acquisitions. Newfield's domestic areas of operation include the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains and the deepwater Gulf of Mexico. The Company has international operations in Malaysia and China.

**The statements set forth in this release regarding estimated or anticipated fourth quarter 2007 results and future regional production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte Field in Utah and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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PRODUCTION, PRICES AND COSTS (1)	Three Months Ended September 30,		Percentage Increase
	2007	2006	(Decrease)
Production (2):
United States:
Natural gas (Bcf)	46.9	51.2	(8%	)
Oil and condensate (MBbls)	1,669	1,674	—
Total (Bcfe)	56.9	61.2	(7%	)
International:
Natural gas (Bcf)	1.3	—	100%
Oil and condensate (MBbls)	483	225	115%
Total (Bcfe)	4.2	1.4	200%
Total:
Natural gas (Bcf)	48.2	51.2	(6%	)
Oil and condensate (MBbls)	2,152	1,899	13%
Total (Bcfe)	61.1	62.6	(2%	)

Average Realized Prices (3):
United States:
Natural gas (per Mcf)	$7.52	$7.06	7%
Oil and condensate (per Bbl)	53.77	51.09	5%
International:
Natural gas (per Mcf)	$4.43	$—	100%
Oil and condensate (per Bbl)	71.99	66.75	8%
Total:
Natural gas (per Mcf)	$7.44	$7.06	5%
Oil and condensate (per Bbl)	57.87	52.95	9%
Natural gas equivalent (per Mcfe)	6.92	6.77	2%

Operating Costs (per Mcfe):
Lease Operating:
Recurring	$0.87	$0.95	(8%	)
Major expense (4)	0.20	(0.37)	N/M
Production and other taxes	0.41	0.18	128%
Depreciation, depletion and amortization	2.71	2.54	7%
General and administrative	0.66	0.55	20%
Ceiling test writedown	—	0.10	100%
Other	—	(0.09)	(100%	)
Total operating costs	$4.85	$3.86	26%

(1)	Includes production and operating results related to our U.K. North Sea business which for financial reporting purposes has been presented as discontinued operations in accordance with GAAP.
(2)	Represents volumes sold regardless of when produced.
(3)
Average realized prices include the effects of hedging contracts, including hedging contracts that are not designated for hedge accounting. If the effects of hedging contracts that are not designated for hedge accounting had not been included, our average realized price for total gas would have been $5.77 and $6.21 per Mcf for the third quarter of 2007 and 2006, respectively, and our total oil and condensate average realized price would have been $67.12 and $55.70 per Bbl, respectively. Without the effects of any hedging contracts, our average realized prices for the third quarter of 2007 and 2006 would have been $5.77 and $6.19 per Mcf, respectively, for gas and $67.31 and $64.18 per Bbl, respectively, for oil.

(4)
Third quarter of 2006 includes a $34 million credit or $0.54 per Mcfe resulting from the difference between the proceeds received in the third quarter of 2006 from the settlement of all of our insurance claims related to Hurricanes Katrina and Rita and our actual hurricane related expenses incurred to date.The following condensed financial statements reflect the classification of the results of operations, financial position and cash flows of our U.K. North Sea business as discontinued operations.

The following condensed financial statements reflect the classification of the results of operations, financial position and cash flows of our U.K. North Sea business as discontinued operations.

CONSOLIDATED STATEMENT OF INCOME (Unaudited, in millions, except per share data)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006

Oil and gas revenues	$419	$425	$1,384	$1,246

Operating expenses:
Lease operating	64	36	268	155
Production and other taxes	25	12	63	43
Depreciation, depletion and amortization	162	159	539	434
General and administrative	37	33	107	89
Ceiling test writedown	—	6	—	6
Other	—	(6)	—	(11)
Total operating expenses	288	240	977	716

Income from operations	131	185	407	530

Other income (expenses):
Interest expense	(29)	(22)	(80)	(64)
Capitalized interest	13	11	35	33
Commodity derivative income (expense)	38	247	(43)	299
Other	1	2	3	7
	23	238	(85)	275

Income from continuing operations before income taxes	154	423	322	805

Income tax provision	62	156	125	294

Income from continuing operations	92	267	197	511
Loss from discontinued operations, net of tax	(9)	(1)	(60)	(2)
Net income	$83	$266	$137	$509

Earnings per share:
Basic --
Income from continuing operations	$0.72	$2.11	$1.54	$4.03
Loss from discontinued operations, net of tax	(0.07)	(0.01)	(0.47)	(0.01)
	$0.65	$2.10	$1.07	$4.02
Diluted --
Income from continuing operations	$0.70	$2.07	$1.51	$3.96
Loss from discontinued operations, net of tax	(0.06)	(0.01)	(0.46)	(0.01)
	$0.64	$2.06	$1.05	$3.95

Weighted average number of shares outstanding for basic earnings per share	128	126	127	127
Weighted average number of shares outstanding for diluted earnings per share	131	129	130	129

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited, in millions)	September 30, 2007	December 31, 2006

ASSETS
Current assets:
Cash and cash equivalents	$141	$80
Other current assets	585	766
Assets of discontinued operations	11	5
Total current assets	737	851

Oil and gas properties, net (full cost method)	5,547	5,455
Other assets	145	129
Assets of discontinued operations	177	200
Total assets	$6,606	$6,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$791	$972
Short-term debt	124	124
Liabilities of discontinued operations	14	27
Total current liabilities	929	1,123

Other liabilities	32	28
Derivative liabilities	181	179
Long-term debt	1,049	1,048
Asset retirement obligation	51	225
Deferred taxes	1,098	963
Liabilities of discontinued operations	11	7
Total long-term liabilities	2,422	2,450

Commitments and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	1,249	1,198
Treasury stock	(31)	(30)
Accumulated other comprehensive income	12	6
Retained earnings	2,024	1,887
Total stockholders’ equity	3,255	3,062
Total liabilities and stockholders’ equity	$6,606	$6,635

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in millions)	For the Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$137	$509
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	60	2
Depreciation, depletion and amortization	539	434
Deferred taxes	47	264
Stock-based compensation	18	18
Ceiling test writedown	—	6
Early redemption premium	—	8
Commodity derivative (income) expense
Total (gains) losses	43	(299)
Realized gains	174	73
	1,018	1,015
Changes in operating assets and liabilities	(75)	128
Net cash provided by continuing activities	943	1,143
Net cash provided by (used in) discontinued activities	(12)	2
Net cash provided by operating activities	931	1,145

Cash flows from investing activities:
Acquisition of oil and gas properties	(578)	—
Additions to oil and gas properties and other	(1,539)	(1,130)
Proceeds from sales of oil and gas properties	1,281	—
Insurance recoveries	—	45
Purchases of short-term investments	(43)	(541)
Redemption of short-term investments	24	511
Net cash used in continuing activities	(855)	(1,115)
Net cash used in discontinued activities	(41)	(118)
Net cash used in investing activities	(896)	(1,233)

Cash flows from financing activities:
Net proceeds (repayments) under credit arrangements	—	—
Net proceeds (repayments) of senior subordinated notes	—	300
Payments to discontinued operations	(38)	(121)
Proceeds from issuances of common stock	18	9
Stock-based compensation excess tax benefit	8	3
Purchases of treasury stock	(1)	(3)
Net cash provided by (used in) continuing activities	(13)	188
Net cash provided by discontinued activities	38	121
Net cash provided by financing activities	25	309

Effect of exchange rate changes on cash and cash equivalents	1	5

Increase in cash and cash equivalents	61	226
Cash and cash equivalents from continuing operations, beginning of period	52	38
Cash and cash equivalents from discontinued operations, beginning of period	28	1

Cash and cash equivalents, end of period	$141	$265

Explanation and Reconciliation of Non-GAAP Financial Measures

Earnings stated without the effects of certain items is a non-GAAP financial measure. Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

A reconciliation of earnings for the third quarter of 2007 and 2006 stated without the effect of certain items to net income is shown below:

	3Q07	3Q06
	(in millions)
Net income	$83	$266
Unrealized commodity derivative (income) expense(1)	23	(209)
Unrealized commodity derivative expense included in loss from discontinued operations	3	—
Difference between insurance proceeds and actual hurricane related expenses	—	(34)
Ceiling test writedown	—	6
Income tax adjustment for above items	(9)	86
Earnings stated without the effect of the above items	$100	$115

(1) The components of Commodity derivative income (expense) as included in Newfield’s Consolidated Statement of Income for the third quarter of 2007 and 2006 are as follows:
	3Q07	3Q06
	(in millions)
Cash flow hedges:
Hedge ineffectiveness	$—	$(1)
Other derivative contracts:
Unrealized loss on discontinued cash flow hedges	(3)	—
Unrealized gain (loss) due to changes in fair market value	(20)	210
Realized gain on settlement	61	38
Total commodity derivative income	$38	$247

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	3Q07	3Q06
	(in millions)
Net cash provided by operating activities	$297	$453
Net change in operating assets and liabilities	(9)	(86)
Net cash provided by operating activities before changes in operating assets and liabilities	$288	$367